EXHIBIT 10.3

AMENDMENT NINE TO THE
1995 KEY EMPLOYEES’ STOCK OPTION PLAN
OF DUKE REALTY INVESTMENTS, INC.

This Amendment Nine to the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc., as heretofore amended (“Plan”), is hereby adopted this 26th day of October, 2005, by Duke Realty Corporation (the “Company”).  Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

WITNESSETH:

WHEREAS, the Company, formerly known as Duke Realty Investments, Inc., adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 4.1 of the Plan, the Board of Directors or the Committee has the right to amend the Plan with respect to certain matters; and

WHEREAS, the Board of Directors has determined that no further options will be granted under the Plan from and after April 27, 2005; and

WHEREAS, the Committee has approved and authorized this Amendment Nine to the Plan;

NOW, THEREFORE, pursuant to the authority reserved to the Committee under Section 4.1 of the Plan, the Plan is hereby amended, effective as of the date hereof in the following particulars:

1.  By deleting provision (vi) of Section 1.3 of the Plan (as amended in Amendment Three), and renumbering the provision accordingly.

2.               By substituting the following for Section 3.10 of the Plan:

“3.10               Payment for Stock.  Full payment for shares purchased hereunder shall be made at the time the option is exercised.  Payment for such shares shall be in (a) cash, (b) shares of common stock of the Company previously acquired by the optionee, which have been held by the optionee for such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles as a result of the exercise of the option, (c) withholding of shares from the option, but only if such withholding would not result in the recognition of an expense under generally accepted accounting principles as a result of the exercise of the option, or (d) any combination thereof, for the number of shares being purchased.  To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the options may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells option shares on behalf of the optionee and delivers cash sales proceeds to the Company in payment of the exercise price and/or any required withholding tax.  Stock delivered or withheld shall be valued by the Committee at its Fair Market Value determined as of the date of the exercise of the option.

No shares shall be issued until full payment for them has been made, and an optionee shall have none of the rights of a shareholder with respect to any shares until they are issued to him or her.  Upon payment of the full purchase price, and any required withholding taxes, the Company shall take such action as may be required to register the purchaser as the holder of record of the shares purchased pursuant to the exercise of the option, including, when requested by the purchaser, the issuance of a certificate or certificates evidencing such shares.

3.  All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Realty Corporation, by a duly authorized officer, has executed this Amendment Nine to the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc., as amended, this 26th day of October, 2005.

DUKE REALTY CORPORATION

By:	/s/ Dennis D. Oklak
Dennis D. Oklak
Chairman of the Board and Chief Executive
Officer